CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): May 16, 2011

Radient Pharmaceuticals Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
 (Address of principal executive offices (zip code))

714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

On December 10, 2010, Alpha Capital Anstalt and Whalehaven Capital Fund Ltd. (the “Plaintiffs”) filed a complaint against us regarding the number of warrants they received in the Registered Direct Offering (“RDO”) that we completed in November 2009 and the shareholder vote obtained at our December 3, 2010 annual shareholder meeting.  The Plaintiffs believe that the effective price of the notes we issued pursuant to the private financing we completed in March and April 2010, and of the shares we later issued to two such note holders in settlement of a lawsuit with same, is lower than what we claim it to be and that such alleged effective price requires a greater reset to the exercise price of the warrants they received in the RDO.  Additionally, they allege that we solicited votes against one of the proposals related to the RDO that was proposed at the December 3, 2010 annual shareholder meeting.  The Plaintiffs sought relief from the court involving additional shares issuable pursuant to the exercise of the warrants they received in the RDO and cash damages.  To date, we have expended a large amount of cash and time on this lawsuit and numerous depositions have been scheduled.  Considering the potential outcome of this lawsuit and attorneys fees associated with litigating same, management believed it to be in the company and our shareholders’ best interest to settle this lawsuit.

Accordingly, on May 10, 2011, we entered into a Settlement Agreement with the Plaintiffs; the settlement agreement is attached as Exhibit 10.1 hereto.  Pursuant to the Settlement Agreement we agreed to issue that number of shares of our common stock equal in value to $10,912,055 at the time of issuance (the “Settlement Amount”); however, we are not obligated to issue the shares until we receive court approval to issue such shares pursuant to the provisions of Section 3(a)(10) of the Securities Act of 1933(“Court Approval”), pursuant to which the shares will be free trading and any NYSE Amex or shareholder approval, if required.  Under the terms of the Settlement Agreement, upon Court Approval, we shall issue Plaintiffs as many shares of our common stock as possible to reach the Settlement Amount that the NYSE Amex have previously approved for issuance to the Plaintiffs.

To account for the time it may take to receive Court Approval, as well as NYSE Amex or shareholder approval of the ultimate number of shares issuable to obtain the Settlement Amount, and therefore their shares, the Plaintiffs agreed to accept a promissory note for the monetary value of that number of additional shares that would be required to be issued to achieve the Settlement Amount upon Court Approval based on a pre-determined formula set forth in the Notes.  The notes shall be delivered upon Court Approval; they bear 8% interest and mature 4 months after issuance.  We maintain the right to pay the note back in cash or shares of common stock based upon a pre-determined formula set forth in the notes.  Upon the occurrence of an event of default, the note will become immediately due and payable.  Under the Settlement Agreement, Plaintiffs are entitled to entry of judgment in the amount of principal outstanding, if any, on the maturity date.  The Settlement Agreement also contemplates the issuance of additional shares to Plaintiffs or the return of shares to us based upon variances in the market price of our common stock between the date we receive Court Approval and sixty days following the maturity date of the notes.

Unless otherwise extended by the Plaintiffs, we must obtain Court Approval by May 23, 2011.  Pursuant to the Settlement Agreement, we agreed to pay Plaintiffs’ attorney fees of $75,000.  Once the initial shares and promissory note are issued, the parties shall file a Stipulation of Discontinuance of the lawsuit with the relevant court and all of the warrants the Plaintiffs received in the RDO and in the private financing we closed in March and April 2010 shall be null and void.

Section 7 – Regulation FD
Item 7.01 – Regulation FD Disclosure

We shall file a press release disclosing the settlement discussed above on or before May 17, 2011 and attach such press release to an amendment of this 8K.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

10.1	Form of Settlement Agreement
10.2	Form of Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:	/s/ Akio Ariura
Name: Akio Ariura
Title: CFO

Dated: May 16, 2011